EMPLOYMENT AGREEMENT

                This Employment Agreement (the "Agreement") is made and entered into as of the 3rd day of November, 2003 (the "Effective Date") by and between Magic Lantern Group, Inc., of Oakville, Ontario, Canada (the "Company"), and Robert A. Goddard of Wakefield, Massachusetts (the "Executive").

                WHEREAS, the Executive is presently retained by the Company as a consultant fulfilling the role of its interim Chief Executive Officer and acting Chief Financial Officer pursuant to the terms of a Consulting Agreement executed on July 3, 2003;

                WHEREAS, the Company wishes to employ the Executive as its President and Chief Executive Officer ("CEO") and the Executive wishes to accept such employment, subject to the terms and conditions hereinafter set forth;

                NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.	CAPACITY AND PERFORMANCE

1.1

During the term hereof, the Executive shall serve the Company as its President & CEO on a full-time basis and shall, at all times subject to the directions and instructions of the Board of Directors of the Company (the "Board"), have such authority as is ordinarily consistent with the position of President & CEO of the Company, with full power and authority to supervise and manage the business and affairs of the Company and its affiliates and such other matters as the Board of Directors may authorize.

1.2

The Company's primary offices and operations are, as of the date of execution of this Agreement, located in Oakville, Ontario, Canada and both parties anticipate and acknowledge that the Executive, in order to carry out his duties hereunder, will spend no more than 179 days per year working in the Company's Oakville office, notwithstanding that the Executive resides in the State of Massachusetts. The Company acknowledges that, if it does not derogate from or conflict with the Executive's duties then, subject always to the directions of the Board, the Executive may spend the remainder of his time carrying on his duties from his home office in Massachusetts or when traveling outside of Canada for business purposes.

1.3

The Executive shall serve the Company faithfully and to the best of his ability and throughout the term of the Executive's employment with the Company, the executive shall devote his full working time and attention to the business and affairs of the Company. Further, the Executive shall not during the term of this Agreement, either as a principal or agent, partner, shareholder, or as a director, officer, manager or employee of a corporation or otherwise, carry on or be engaged or concerned or interested in any business which is in competition to any business conducted by the company or any affiliated or subsidiary company of the Company. The Executive shall obey and carry out all lawful orders and directions to the Executive by the Company as conveyed through the Board.

1.4

The Executive shall not engage in any other business activity for compensation, benefit, reward or future gain during the term of this Agreement, but may participate in industry, trade, professional, charitable and community activities as long as the Board is reasonably informed of same and on the understanding and condition that such activities will not conflict with the interest of the Company or its affiliates, the discharge of the Executive's duties and responsibilities to the Company or the orders and directions of the Company through the Board.

1.5	The Company acknowledges that is has reviewed the qualifications and experience of the Executive and had formed the opinion that the Executive is capable of carrying out the duties set forth herein.

2.	TERM

2.1	The term of this Agreement shall commence on the Effective Date and shall expire three (3) years from the Effective Date, unless terminated earlier in accordance with the provisions hereof.

2.2

The term of this Agreement shall renew automatically for a period of one (1) year from the date of the end of the first term as set forth in Section 2.1 unless the Company shall give written notice to the Executive. In the event of the renewal of this Agreement and the extension of the term of the employment as hereinbefore provided, all of the other terms of this Agreement shall remain in full force and effect, except as may be specifically modified by the mutual written agreement of the parties. Should the Company not wish to renew, the Company shall provide notice in writing of its intention to let this Agreement lapse so that the Executive receives it no later than the last day of the sixth (6th) month of the last year of the term of the Agreement then in force.

3.	COMPENSATION AND BENEFITS

3.1

No Overtime - The Executive acknowledges that as his position is an executive one, he may often be required to work more hours than the standard work hours of the office and, given his position, the Executive will not be entitled to any overtime.

3.2

Base Salary - The Company shall pay the Executive a base salary of $150,000 USD paid by way of twenty-four bi-monthly payments annually in accordance with the Company's regular payroll system. The Company and Executive agree that the amount of base salary may be amended from time to time upon the consent and with the written agreement of both arties. If the base salary is amended, this will in no way alter or affect the other terms and conditions of this Agreement except as required to give effect to the changes in base salary, including but not limited to increases in employee benefits and the bonus objectives set forth herein.

3.3

Incentive Compensation - The Executive will be eligible to receive an annual bonus up to a maximum amount of 100% the Executive's then annual base salary. The bonus shall be based on the unequivocal achievement of certain business milestones described in Schedule "A" to this Agreement. For subsequent periods of time during the term of this employment not governed by Schedule "A", the Company, in consultation with the Executive, shall establish milestones within a reasonable period of time (not to exceed thirty (30) days) following the expiry of the period of time over which the previous bonus was calculated and shall provide those milestones the Executive in written form.

3.4

Stock Options - Effective upon the Effective Date, the Company agrees to grant the Executive options to acquire up to 500,000 shares of the common stock of the Company at an exercise price equal to the fair market value of such shares on the Effective Date (USD $0.75 per share), subject to any required regulatory approvals and conditions, and an additional 500,000 shares considered part of the Secondary Pool as set forth in Schedule "B" to this Agreement. The first pool of options will vest on the following dates:

	(a)	125,000 options, on the Effective Date;

	(b)	125,000 options, on the first anniversary (12 months) following the Effective Date;

	(c)	125,000 options, on the second anniversary (24 months) following the Effective date;

	(d)	125,000 options, 30 months following the Effective Date.

In the event that this Agreement is terminated in circumstances that would entitle the executive to receive the Severance Payment provided for in Article 6.1 herein, then any options that would have vested during the twelve (12) month period over which the Severance Payment is calculated shall vest as at the date of termination. Accelerated vesting may also occur in the event of a change of control, as provided for in Article 7.3. Otherwise, the vesting dates provided in this Article shall not be accelerated for any other purpose.

3.5

Benefits - During the term hereof, the Executive shall be entitled to participate in any and all benefit plans and programs from time to time in effect for executives of the Company generally. Such participation shall be subject to the terms of the applicable plans and programs, including but not limited to policies of insurance, and generally applicable.

The Company may alter, modify, add or delete its employee benefit plans and programs at any time as it, in its sole judgment, determines to be appropriate. In addition, the Company shall purchase for the Executive the following additional insurance:

(a)

Term life insurance in the amount of USD $1,000,000; 50% payable to such beneficiaries as the Executive chooses; 50% payable to the Company; and provided the premium does not exceed US $2,000 per annum.

(b)

To the extent that the Executive and his family are not covered by the Canadian federal health care system, comprehensive medical and dental insurance for the Executive and the members of his immediate family (through the continued payment of Executive's COBRA premiums and the subsequent purchase of a separate health plan) subject to the premiums not to be in excess of US$900 per month, any overage will be paid by the employee.

	(c)	The Company shall provide to the Executive short- and long-term disability insurance coverage, subject to the premium not to be in excess of US$5,000 per annum, any overage to be paid by the employee.

3.6

Vacation - The Executive shall be entitled to an annual vacation of four (4) weeks (based on the anniversary date of this Agreement) to be taken at such times and intervals as shall be determined by the Executive subject to the reasonable direction of the Company and on reasonable advance notice to the Company. The Executive acknowledges that the said annual vacation must be taken annually and that any unused vacation shall not be carried over, year to year and shall be deemed to have expired or forfeited without additional compensation unless provided otherwise in writing by the Company in its full and absolute discretion.

3.7

Business Expenses - The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, upon the Executive providing such reasonable substantiation, invoices or documentation as may be specified by the

Company from time to time. Reimbursement shall include but not be limited to reasonable expenses of travel between Wakefield, Massachusetts and Hamilton, Ontario as necessary at the Executive's discretion, and a U.S. home office expense reimbursement of USD $250.00 per month.

4.	EXTRAORDINARY COMPENSATION

4.1

The Company will pay for or reimburse the Executive for reasonable and suitable housing or accommodation near the Company's offices in Oakville, Ontario, specifically the Holiday Inn at Bronte Ave/Oakville, where the Executive is currently housed, including meals, telephone, and dry cleaning expenses. Excluded from any coverage under this paragraph are any entertainment related charges wherein the Executive is not conducting business on behalf of the Company.

4.2	The Company agrees to pay for or reimburse the Executive for business travel via Executive/Business class airfare during any period designated by the Executive's physician as medically necessary.

4.3

The Company will pay for or reimburse the Executive for any necessary expenses associated with the rental or lease of a full-sized automobile during periods in which the Executive carries out his duties in Canada, to a maximum amount of $600 (Cdn) per month, plus applicable gasoline, insurance, and maintenance expenses.

5.	TERMINATION BY COMPANY FOR JUST CAUSE AND WITHOUT NOTICE

Notwithstanding anything contained in this Agreement, the employment of the Executive under this Agreement may be terminated for just cause without notice or compensation on any of the following grounds:

5.1	The Executive's death while employed under this Agreement;

5.2

A determination by the Company that the Executive is disabled, defined as a failure by or inability of the Executive to adequately perform his employment duties hereunder on a full-time basis (which is agreed by both parties to be an occupational requirement) for a consecutive period of two (2) months, or that the Executive has failed to perform his duties hereunder for more than three (3) months in any twelve (12) month period in the current term, or in any negotiated extension thereof, by reason of illness or other physical or mental incapacity. The Executive agrees to attend such medical examinations as the Company may reasonably require for the purposes of this provision provided the Company agrees to pay all costs associated therewith. Both parties acknowledge that the Executive has an existing medical condition which, while not expected to inhibit the performance of his duties, may do so, in which case the Company is entitled to act as reasonably necessary in order to ensure its operations are suitably organized and carried out;

5.3	The Executive's default or misconduct in the proper discharge of the Executive's duties or any breach or non-observance by the Executive of any provision of this Agreement;

5.4	The Executive engaging in any criminal act or act of dishonesty respecting the property or reputation of the Company;

5.5	Addiction to or excessive use of alcohol or illegal drugs on the part of the Executive;

5.6	The Executive having absented himself from his duties of employment without leave of the Company.

6.	TERMINATION BY COMPANY WITHOUT CAUSE

6.1	The Company may at its discretion terminate the employment of the Executive at any time without cause, in which event the Executive shall be entitled to receive the following:

(a)

A lump sum Severance Payment equivalent to the Executive's base salary and the value of all benefits and bonuses that the Executive would otherwise have received over a period of time that is the lesser of:

(i) the period of time then remaining to the expiry of the then term of this Agreement; or

	(ii)	A period of twelve (12) months from the date of termination.

(b)

Any options that would have vested during the twelve (12) month period over which the Severance Payment s calculated shall vest as at the date of termination. All unvested stock options granted herein shall immediately vest and become exercisable for the remaining term of such options, except for those options that may not have been earned noted herein as the secondary option pool.

6.2

For the purpose of Article 6.1(a), the bonus element of the Severance Payment shall be calculated on a pro rata basis and based on the bonus payments paid to the Executive during the twelve (12) months prior to the date he is provided with notice of termination.

7.	TERMINATION BY EXECUTIVE

7.1

 Written Notice - The Executive may terminate this Agreement for any reason other than valid cause (as set forth below) at any time upon the provision of ninety (90) days advance written notice to the Company. In this event the Executive shall not be entitled to any termination pay or compensation, including the Severance Payment, but will be entitled to continue receiving his base salary and benefit entitlements to the date of such termination. If the Executive terminates this Agreement pursuant to this Article 7.1, then the Company shall have the option of terminating the Executive's employment at any time within the said ninety (90) notice period, in which case its sole obligation will be to forthwith pay an amount equivalent to the base salary that the Executive would have received through to the end of the said ninety (90) day notice period.

7.2

Valid Cause - The Executive may terminate this Agreement for valid cause, upon reasonable advance written notice to the Company setting forth in reasonable detail the nature of such valid cause. The following shall constitute valid cause for termination by the Executive: (i) material diminution in the nature or scope of the Executive's responsibilities, duties or authority; provided, however, that any diminution of the business of the Company, shall not constitute valid cause; (ii) material failure of the Company to provide the Executive the compensation and benefits in accordance with the terms of this Agreement; (iii) the Company requires the Executive to relocate his primary residence to Canada. If the Executive is entitled to and does terminate this Agreement pursuant to this provisions, then the Executive shall be entitled to be paid the Severance Payment described in Article 6.1 herein forthwith upon termination.

7.3

Change of Control - In the event that the Executive's employment with the Company terminates following a Change of Control (as defined below), the Executive shall, within a period of thirty (30) days following the Change of Control, be entitled to terminate this Agreement upon thirty (30) days advance written notice and at the expiry of that notice shall be entitled to receive the Severance Payment provided for in Article 6.1 herein. For the purposes of this Article 7.3, a Change of Control shall be defined as follows:

(a)

the sale or disposition by each of Zi Corporation and Lancer Group of 75% or more of their respective existing share ownership positions in the Company, which, presently, are that Zi Corporation owns 45% and Lancer Group owns or controls 45% of the issued shares of the Company; or

(b)

the sale of all or substantially all of the assets or capital stock of the Company, the merger or consolidation of the Company in which less than a majority of the voting power of the then outstanding securities immediately after the merger is held by persons who were stockholders of the Company immediately prior to the merger, or another event or transaction having substantially the same economic effect; or

8.	NO CONFLICT

8.1

Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship, whether oral or written. Executive represents and warrants that he does not possess confidential information arising out of any such employment, consulting agreement or relationship which, in his best judgment, would be utilized in connection with his employment by the Company.

9.	NON-COMPETITION

9.1

During the course of this Agreement and for a period of one (1) year from the termination of this Agreement, howsoever effected (including but not limited to termination by the Executive or without cause termination by the Company or the natural expiry of the term):

(a)

The Executive shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend his name or any similar name to, lend his credit to, or render services or advice to, any business whose services or activities compete in whole or in part with the activities of the Company anywhere within Canada or the United States or elsewhere throughout the world where, as of the date of termination, the Company provides or sells its services or conducts its business activities, has sold such services or has conducted such business activities, or intends to sell such services or conduct such business activities; provided, however, the Executive may purchase or otherwise acquire up to (but not more than) two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. The Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

	(b)	The Executive shall not, directly or indirectly, for himself or any other person or company,

		(i)	induce or attempt to induce any employee of the Company to leave the employ of the Company,

		(ii)	in any way interfere with the relationship between the Company and any employee thereof,

		(iii)	employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, or

	.	(iv)	induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company

	(c)	The Executive shall not, directly or indirectly, for himself or any other person or company, solicit the business of any person or company known to the Executive to be a customer or potential customer of the Company, whether or not the Executive had personal contact with such person or company, with respect to services or other business activities which compete in whole or in part with the services or other business activities of the Company; and

	(d)	Neither the Company nor the Executive shall, at any time during or after the term of this Agreement, disparage the Executive or the Company, its directors, affiliates, officers, employees, or agents.

10.	CONFIDENTIALITY

10.1

During the term of this Agreement and at all times thereafter, Executive will keep confidential and will not at any time use, for his own or another's advantage or disclose to any person or company any trade secrets, business methods or confidential information concerning the business, proprietary information, financial status or affairs of the Company, including but not limited to the Company's products, processes and services, including research and development, compilations or information, records and specifications, management information systems, techniques, computer programs and methods of designing such programs, documentation of computer programs and methods, manuals, technical data including software source codes, customer and prospect lists, supplier lists, license terms, pricing information, cost data, new products, sale strategies, policies, scripts, literature, audiovisual materials or business plans, in any media or dorm whatsoever which may have come to Executive's knowledge during the fulfillment of his obligations hereunder; provided however, this restriction shall not prevent:
	(a)	any disclosure or use authorized by the Board or other Officer of the Company, required by law, or made to enable the Executive to perform his duties hereunder;

	(b)	the use of the Executive's personal skills in any business in which he may be lawfully engaged after termination of this Agreement; or

	(c)	the use of Confidential Information that is in or comes into the public domain in any way without Executive's breach of this Agreement.

10.2

In the event the Executive's employment with the Company terminates for any reason whatsoever, the Executive agrees to promptly surrender and deliver or the Company all records, materials, equipment, drawings, computer disks, documents and data which he may obtain or produce during the course of his employment, and he will not take with him any description containing or pertaining to any confidential information, knowledge or data of the Company which the Executive may produce or obtain during the course of his employment. However, the Company agrees that the Executive may retain the use and title of his existing computer, printer, accessories, and cell phone reassignment.

11.	INTERPRETATION

11.1

It is the intent of the parties that in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, it is the intent of the parties that if any one or more of the provisions contained in this Agreement is or becomes or is deemed invalid, illegal or unenforceable or in case any shall for any reason be held to be excessively broad as to durations, geographical scope, activity or subject, such provisions shall be construed by amending, limited and/or reducing it to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

12.	COMPLETE AGREEMENT; AMENDMENTS

12.1

The foregoing is the entire agreement of the parties with respect to the subject matter thereof, superseding any previous oral or written communications, representations, understandings or agreements with the Company or any officer or representative thereof, including any matters arising from the Executive's existing consultant position with the Company. This Agreement may be amended or modified only by a written instrument signed by the parties hereto.

13.	ARBITRATION; GOVERNING LAW

13.1

The parties agree that this Agreement shall be interpreted in accordance with and governed by the Laws of the Province of Ontario. The parties further agree that any dispute arising out of this Agreement may be decided by binding arbitration should the parties mutually agree, upon such terms and parameters in respect of which the parties mutually agree. Otherwise, the parties hereby irrevocably and exclusively attom to the jurisdiction of the courts of the Province of Ontario with respect to the enforcement of any provisions of this Agreement and irrevocably agree that the venue for any action pursuant to the Agreement shall be exclusively the courts of Ontario.

13.2	To the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defence or otherwise in any such action, any claim:

	(a)	that it is not subject to the jurisdiction of the above-named courts;

	(b)	that the action is brought in an inconvenient forum;

	(c)	that it is immune from any legal process with respect to itself or its property;

	(d)	the venue of the suit, action or proceeding is improper; or

	(e)	that this Agreement or the subject matter hereof matter may not be enforced in or by such courts.

14.	REMEDIES

14.1	If the Executive breaches the covenants set forth in Article 8, 9, or 10 of this Agreement, then the Company shall be entitled to the following remedies:

	(a)	Damages from the Executive;

	(b)	To set off against any and all amounts owing to the Executive under this Agreement;

	(c)	In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief (including preliminary, interim, and permanent injunctive relief) to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Articles 8, 9 or 10 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach; and

	(d)	The rights and remedies of the parties to this Agreement are cumulative and not alternative.

14.2

If the Company breaches any of the covenants contained herein, and the Executive ultimately prevails in arbitration in whole or in part, then the Company agrees that it will pay the Executive's reasonable attorneys' fees incurred in enforcing the Agreement.

15.	NOTICES

15.1

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered personally or sent to by registered mail to the Executive's residence in the case of the Executive or to the Chairman of the Board at the current address of the Company in the case of the Company. For greater certainty the current address of the Executive is:

18 Heritage Lane Wakefield, Massachusetts 01880 U.S.A.

15.2	In the event that the Executive changes his residence address, he shall so notify the Company in writing.

ROBERT GOODARD	WITNESS

MAGIC LANTERN GROUP INC.

Per:

SCHEDULE "A"

For the period November 3, 2003 - October 31, 2004, the bonus for which the Executive is eligible shall be based upon the achievement by the Company of both revenue and profit milestones, in each case calculated employing Generally Accepted Accounting Principles as determined by the auditors of the Company and as approved by the Board of Directors of the Company:

Revenue	Profit	Bonus (Percentage of Base Salary)
$7.5 million (Cdn)	5.0%	25%
$10.0 million (Cdn)	5.0%	50%
$15.0 million (Cdn)	5.0%	75%
$20.0 million (Cdn)	5.0%	100%

SCHEDULE "B"

Secondary Option Pool

The Company agrees to grant the Executive options to acquire an additional 500,000 shares of the common stock of the Company at an exercise price equal to the fair market value of such shares on the Effective Date (USD $0.75 per share), subject to any required regulatory approvals and conditions. This Secondary Pool of options will vest immediately after the occurrence of all of the following:

        1.     When the Company's annual revenues equal or exceed (Cdn) $30,000,000.00;

        2.     When the Company's EBITDA equals 15%; and

        3.     When the Company's market capitalization equals or exceeds (Cdn) $200,000,000.00.